EXHIBIT 23

Verizon New Jersey Inc.

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-63882) of Verizon New Jersey Inc. of our report dated January 29, 2004, with respect to the financial statements and the financial statement schedule of Verizon New Jersey Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

New York, New York

March 26, 2004